UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

February 24, 2005
Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA (Address of principal executive offices)	92008-7328 (Zip Code)

(760) 931-1771
Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Separation Agreement and General Release with Patrice Hutin.

     As set forth in its previously filed Form 8-K, dated November 8, 2004 and filed with the SEC on November 8, 2004, Patrice Hutin resigned as President and Chief Operating Officer of Callaway Golf Company (the “Company”), effective as of November 8, 2004. In connection with his separation from the Company, Mr. Hutin and the Company entered into a Separation Agreement and General Release on February 24, 2005 (the “Separation Agreement”), setting forth certain agreements and understandings between them associated with Mr. Hutin’s separation from the Company.

     Pursuant to the terms of the Separation Agreement, in consideration (among other things) for Mr. Hutin’s execution of an unconditional and irrevocable release of claims in favor of the Company and his reasonable post-employment cooperation as requested by the Company, the Company agreed to provide Mr. Hutin with certain separation benefits in addition to those to which he is entitled under the terms of his Executive Officer Employment Agreement dated as of November 6, 2002, as amended. These additional separation benefits include (i) a one-time cash payment of $150,000, to assist Mr. Hutin in his relocation to France, (ii) an additional sum of approximately $42,000 for tax preparation assistance, outplacement assistance and French health insurance premiums for a transition period, (iii) the payment of life insurance premiums for a transition period and (iv) certain other non-cash benefits set forth in the Separation Agreement.

     The description of the terms of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is attached hereto as Exhibit 10.52 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description
10.52	Separation Agreement and General Release by and between Callaway Golf Company and Patrice Hutin.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2005	CALLAWAY GOLF COMPANY

	By:	/s/ Steven C. McCracken

	Name:	Steven C. McCracken
	Title:	Senior Executive Vice President,
Chief Legal Officer and Secretary

Exhibit Index

Exhibit No.	Description
10.52	Separation Agreement and General Release by and between Callaway Golf Company and Patrice Hutin.